Exhibit 99

Max Re Establishes Property Underwriting Capability

Hamilton, Bermuda, September 15, 2004- Max Re Capital Ltd. (Nasdaq:MXRE BSX: MXRE BH) announced today that its subsidiary, Max Re Ltd., has increased its product offerings by the formation of a dedicated property division. This department will provide insurance and reinsurance solutions for large multi-national clients on a worldwide basis.

This business will be led by Louis A. Adanio, Senior Vice President and Chief Property Underwriter and will focus on commercial, industrial, and technical risks. Mr. Adanio has over 25 years underwriting experience primarily with SCOR Reinsurance and most recently, with Endurance Specialty in Bermuda.

“We are pleased to offer this complementary product line along side our growing excess general liability and professional lines businesses. Lou brings a wealth of experience that will serve the Company well as we enter this business” said Robert J. Cooney, Chairman, President and CEO.

The Company will offer up to $25.0 million in capacity from its Bermuda headquarters for direct insurance and reinsurance treaties.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., and Max Re Europe Limited, offers customized risk transfer solutions to life and health insurers, property and casualty insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:
Keith S. Hynes Executive Vice President & CFO keithh@maxre.bm 441-296 -8800 N. James Tees Senior Vice President & Treasurer jimt@maxre.bm 441-296-8800